Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 22, 2019	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 2, 2019 was $26.0 million, or $0.54 per share ($0.53 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended November 2, 2019 increased 4.2 percent to $224.1 million from net sales of $215.1 million for the prior year 13-week fiscal quarter ended November 3, 2018. Comparable store net sales for the 13-week period ended November 2, 2019 increased 4.7 percent from comparable store net sales for the prior year 13-week period ended November 3, 2018. Online sales increased 5.4 percent to $26.9 million for the 13-week period ended November 2, 2019, compared to net sales of $25.5 million for the 13-week period ended November 3, 2018.

Net sales for the 39-week fiscal period ended November 2, 2019 increased 1.3 percent to $629.3 million from net sales of $621.1 million for the prior year 39-week fiscal period ended November 3, 2018. Comparable store net sales for the 39-week period ended November 2, 2019 increased 1.8 percent from comparable store net sales for the prior year 39-week period ended November 3, 2018. Online sales increased 6.6 percent to $74.4 million for the 39-week period ended November 2, 2019, compared to net sales of $69.8 million for the 39-week period ended November 3, 2018.

Net income for the third quarter of fiscal 2019 was $26.0 million, or $0.54 per share ($0.53 per share on a diluted basis), compared with $20.5 million, or $0.42 per share ($0.42 per share on a diluted basis) for the third quarter of fiscal 2018.

Net income for the 39-week fiscal period ended November 2, 2019 was $57.5 million, or $1.18 per share ($1.18 per share on a diluted basis), compared with $54.5 million, or $1.13 per share ($1.12 per share on a diluted basis) for the 39-week period ended November 3, 2018.

Management will hold a conference call at 10:00 a.m. EST today to discuss results for the quarter. To participate in the call, please call (800) 230-1059 for domestic calls or (612) 234-9959 for international calls and reference the conference code 473856. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EST by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 473856.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 449 retail stores in 42 states. As of the end of the fiscal quarter, it operated 449 stores in 42 states compared with 453 stores in 43 states at the end of the third quarter of fiscal 2018.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018

SALES, Net of returns and allowances	$224,121	$215,107	$629,251	$621,084

COST OF SALES (Including buying, distribution, and occupancy costs)	130,587	128,950	380,367	376,305

Gross profit	93,534	86,157	248,884	244,779

OPERATING EXPENSES:
Selling	51,282	50,612	146,426	144,361
General and administrative	8,942	9,244	30,812	30,696
	60,224	59,856	177,238	175,057

INCOME FROM OPERATIONS	33,310	26,301	71,646	69,722

OTHER INCOME, Net	1,105	1,332	4,446	3,791

INCOME BEFORE INCOME TAXES	34,415	27,633	76,092	73,513

PROVISION FOR INCOME TAXES	8,431	7,157	18,642	19,040

NET INCOME	$25,984	$20,476	$57,450	$54,473

EARNINGS PER SHARE:
Basic	$0.54	$0.42	$1.18	$1.13

Diluted	$0.53	$0.42	$1.18	$1.12

Basic weighted average shares	48,549	48,379	48,550	48,379
Diluted weighted average shares	48,809	48,611	48,768	48,584

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	November 2, 2019	February 2, 2019 (1)	November 3, 2018

CURRENT ASSETS:
Cash and cash equivalents	$213,836	$168,471	$177,918
Short-term investments	31,946	51,546	45,605
Receivables	9,432	7,089	8,266
Inventory	138,879	125,190	145,473
Prepaid expenses and other assets	22,195	18,136	19,862
Total current assets	416,288	370,432	397,124

PROPERTY AND EQUIPMENT	453,859	452,187	460,523
Less accumulated depreciation and amortization	(336,098)	(321,505)	(324,044)
	117,761	130,682	136,479

OPERATING LEASE RIGHT-OF-USE ASSETS	340,417	—	—
LONG-TERM INVESTMENTS	15,710	18,745	18,322
OTHER ASSETS	7,939	7,443	7,170

Total assets	$898,115	$527,302	$559,095

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$44,771	$29,008	$48,400
Accrued employee compensation	18,122	21,452	17,996
Accrued store operating expenses	21,539	17,982	21,851
Gift certificates redeemable	12,688	16,634	13,907
Current portion of operating lease liabilities	81,541	—	—
Income taxes payable	—	5,142	—
Total current liabilities	178,661	90,218	102,154

DEFERRED COMPENSATION	15,410	13,978	13,804
NON-CURRENT OPERATING LEASE LIABILITIES	286,706	—	—
DEFERRED RENT LIABILITY	—	29,229	30,287
Total liabilities	480,777	133,425	146,245

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,223,811 shares at November 2, 2019, 49,017,395 shares at February 2, 2019, and 49,017,975 shares at November 3, 2018	492	490	490
Additional paid-in capital	151,383	148,564	147,584
Retained earnings	265,463	244,823	264,776
Total stockholders’ equity	417,338	393,877	412,850

Total liabilities and stockholders’ equity	$898,115	$527,302	$559,095

(1) Derived from audited financial statements.